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                                                                   EXHIBIT 10.26

                                 PROMISSORY NOTE



$200,000                                                    Date:  July 16, 1996


     For value received, I, Rock S. Gnatovich, ("Maker"), promise to pay to Computervision Corporation ("Holder"), or order, at 100 Crosby Drive, Bedford, Massachusetts, the principal sum of Two Hundred Thousand dollars ($200,000).

     The outstanding balance of principal due hereunder may be prepaid in full or part at any time after the date hereof, without any prepayment penalty, at the option of Maker. So long as Maker continues to be employed in good standing by Holder, Holder will forgive $100,000 of the principal ratably over a four-year period at the rate of 25% of the original balance hereunder per year commencing on the first anniversary of this Note.

     Maker agrees to pay the remaining $100,000 of the principal by the deduction of $25,000 each year from any bonus payments due to Maker as a participant of the Management Incentive Plan, beginning with the 1996 bonus payout.

     The entire outstanding balance of principal advanced hereunder and other charges as may be due hereunder, less any amount forgiven as set forth above, shall be due and payable in full upon Maker's termination of employment with Holder and such balance may be offset against amounts otherwise due to Maker.

     No delay or omission on the part of Holder in exercising any right hereunder shall operate as a waiver of such right of Holder, nor shall any delay, omission or waiver on any one occasion be deemed a bar to or waiver of the same or any other right on any future occasion. Maker agrees to pay all reasonable charges of Holder in connection with the collection and enforcement of this Note, including attorneys' fees. Maker hereby waives presentment, demand, protest and notices.

     None of the terms or provisions of this Note may be excluded, modified, or amended except by a written instrument duly executed on behalf of Holder, expressly referring to this Note and setting forth the provision so excluded, modified or amended.

     All rights and obligations hereunder shall be governed by the laws of the Commonwealth of Massachusetts and this Note shall have the effect of an instrument under seal.



/s/ John F. Lane                            /s/ Rock S. Gnatovich
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Witness                                     Rock S. Gnatovich